Exhibit 107
Calculation of Filing Fee Tables

FORM S-8
(Form Type)

CARDIFF ONCOLOGY, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	457(h)	1,435,256	$4.55	$6,530,414.80	0.00014760	$963.89

Total Offering Amounts							$963.89
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$963.89

(1)
Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the securities being registered hereunder also include such indeterminate number of additional shares of common stock as may from time to time be issued after the date hereof as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act, based on the based on the weighted average exercise price of $4.55 per share.